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                                                                    EXHIBIT 10.8


                              AMENDED AND RESTATED
                        SEVERANCE COMPENSATION AGREEMENT


        This AMENDED AND RESTATED SEVERANCE COMPENSATION AGREEMENT (this "Amended and Restated Agreement") is made and entered into effective as of October 1, 1998, by and between PIA Merchandising Services, Inc., a Delaware corporation ("PIA"), and Cathy L. Wood ("Executive").

                                 R E C I T A L S

        A. PIA's Board of Directors considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of PIA and its stockholders. PIA recognizes that the possibility of a Change of Control (as defined in Section 4), and the uncertainty and questions which that possibility may raise among members of the management team, may result in the departure or distraction of management personnel to the detriment of PIA and its stockholders. The Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of PIA's management team, including Executive, to their assigned duties.

        B. PIA and Executive are parties to that certain Severance Compensation Agreement dated February 20, 1998 (the "Original Severance Agreement") which provides for the payment of severance compensation to Executive if Executive's employment with PIA should terminate under certain circumstances described below following a Change of Control of PIA.

        C. PIA has granted to Executive a stock option dated August 4, 1997 to purchase 100,000 shares of PIA's Common Stock for $5.38 per share, a stock option dated August 3, 1998 to purchase 50,000 shares of Common Stock for a purchase price of $5.87 per share and a stock option dated September 22, 1998 to purchase 15,000 shares of Common Stock for a purchase price of $4.50 per share (collectively, the "Stock Options").

        D. PIA and Executive desire to amend and restate the Original Severance Agreement as provided herein and to amend the Stock Options as provided herein.

                                A G R E E M E N T

        In consideration of the foregoing recitals and the respective covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

        1. Basic Agreement. In order to protect Executive against certain possible consequences of a Change in Control of PIA, and thereby to induce Executive to continue to serve as a key employee of PIA, PIA agrees that if there is a Change of Control of PIA, and if Executive's employment by PIA is subsequently terminated, after, but within specified time periods following, such Change of Control, Executive shall be entitled to the severance compensation specified in



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Section 3 hereof unless such termination is (a) a result of Executive's death or
Retirement (as defined in Section 4); (b) by PIA for Cause (as defined in
Section 4); or (c) by Executive other than for Good Reason (as defined in
Section 4). As partial consideration for this Agreement, Executive agrees that she will not voluntarily leave the employ of PIA and will continue to perform her existing duties, or such other comparable duties as may be assigned by PIA, for a period of at least one (1) year following any Change of Control, subject to her right to resign for Good Reason (as provided herein). Notwithstanding the foregoing, PIA may terminate Executive's employment at any time, with or without cause, subject to providing the benefits hereinafter specified in accordance with the terms hereof if such termination occurs after a Change of Control.

        2. Term of Agreement. This Agreement shall initially continue until the earlier to occur of (i) the termination of Executive's employment with PIA for any reason whatsoever, whether by action of Executive or of PIA or (ii) a Change of Control. In the former event, all rights of Executive hereunder shall terminate at the time of such termination of employment. In the latter case, this Agreement shall remain effective until the termination of all of PIA's obligations hereunder and shall not be terminated until the expiration of such period.

        3. Severance Compensation.

           (a) If, during the two (2) year period following a Change of Control, PIA shall terminate Executive's employment other than by reason of Disability, Retirement or for Cause (as such terms are defined in Section 4), or if, during the one year period following a Change of Control, Executive shall terminate her employment for Good Reason (as such term is defined in Section 4), then (i) PIA shall pay to Executive, as severance pay, her salary (at the rate at which Executive was being compensated immediately prior to such termination, unless Executive has resigned due to a reduction in compensation, in which case, Executive shall be paid at the rate of compensation immediately prior to such reduction) for 18 months following such termination (the "Severance Period"), provided, however that PIA's obligation to make such payments shall be subject to reduction to the extent Executive obtains full time employment in a comparable full-time position (but shall not be subject to reduction based on consulting or similar part-time income) during the Severance Period; (ii) to the extent PIA is able to obtain stop loss insurance coverage with respect to Executive during the Severance Period, Executive shall be entitled to participate in PIA's employee health insurance plans during the Severance Period and to the extent PIA is not able to obtain such stop loss insurance coverage, Executive shall not be entitled to participate in PIA's employee health insurance plans during the Severance Period, except to the extent permitted by COBRA, and PIA shall reimburse Executive for her COBRA premiums during the Severance Period; (iii) PIA shall make the required premium payments to keep Executive's life insurance policy under PIA's general life insurance program (as in effect on the date hereof) in effect during the Severance Period, at which time Executive shall cease to be entitled to participate in any life insurance plan provided by PIA, provided, however, that PIA shall cooperate with Executive at that time to make available to Executive any life insurance policy conversion options which may be available, and (iv) PIA shall make the required premium payments to keep Executive's long term disability insurance policy under PIA's general long term disability insurance program (as in effect on the date hereof) and Executive's


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"key man" long term disability insurance policy (Policy Series 297NC-2, Policy
Number 5533849, issued by Provident Life and Accident Insurance Company) in effect during the Severance Period, at which time Executive shall cease to be entitled to participate in any long term disability insurance program provided by PIA, provided, however, that PIA shall cooperate with Executive at that time to make available to Executive any long term disability insurance policy conversion options which may be available. Executive shall not be entitled to any other benefits following the termination of her employment except as otherwise expressly provided herein or required by law.

            (b) Notwithstanding the foregoing provisions of this Section 3, if the severance compensation provided in this Section 3, either alone or together with other payments which Executive would have the right to receive from PIA, would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), as in effect at the time of payment, such payment shall be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by PIA pursuant to Section 280G(a) of the Code. The determination of the amount of any reduction pursuant to this paragraph, and the payments or other compensation to which such reductions shall apply, shall be made in good faith by PIA, and such determination shall be binding on Executive.

            (c) Any termination by PIA pursuant to this Section 3 shall be communicated by a written notice of termination indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated. No termination by PIA shall be effective for purposes of this Section 3 without such written notice of termination.

            (d) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by any other person after the termination of employment with PIA, or otherwise, except as otherwise expressly provided in this Section 3. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement.

        4. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

           (a) "Change of Control" shall mean the happening of any of the following:

               (i) any merger or consolidation in which the shares of PIA's capital stock outstanding immediately prior to such transaction represent less than 65% of the outstanding voting power of PIA (or of the surviving


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                     company in a consolidation or in a merger in which PIA is
                     not the surviving company) after such transaction;

               (ii) any stock issuance (or series of related stock issuances) to a person or entity (or group) as a result of which the shares of PIA's capital stock outstanding immediately prior to such issuance (or the first issuance in a series of related issuances) represent less than 65% of the outstanding voting power of PIA after such issuance (or any issuance in a series of related issuances);

               (iii) any tender offer or other purchase (or series of purchases)
                     of outstanding shares of capital stock as a result of which a person or entity (or group), other than one of the major stockholders of PIA as of the date of this memorandum, acquires more than 35% of the outstanding shares of PIA's Common Stock; and

               (iv) any transaction (or series of related transactions) as a direct result of which the composition of the Board of Directors is changed such that, following such transaction (or any transaction in a series of transactions), a majority of the members of the Board of Directors are persons who were not members of the Board of Directors prior to such transaction (or the first transaction in a series of transactions).

           (b) "Disability" shall mean absence from full time performance of Executive's duties with PIA for one hundred thirty (130) consecutive business days, as a result of Executive's incapacity due to physical or mental illness, unless within thirty (30) days after notice of such termination is given following such absence Executive shall have returned to the full time performance of Executive's duties.

           (c) "Retirement" shall mean a termination of employment in accordance with the retirement policy generally applicable to all salaried employees at the time of the Change of Control.

           (d) "Cause" shall mean (i) the deliberate and intentional failure by Executive to devote substantially all of her full business time and efforts to the performance of her duties (other than any such failure resulting from Executive's incapacity due to physical or mental illness or disability); (ii) gross misconduct by Executive materially and demonstrably injurious to PIA,
(iii) the commission of any crime (other than minor traffic offenses and similar infractions) by Executive; or (iv) Executive's wilful failure to comply with instructions of the Board of Directors of PIA.

           (e) "Good Reason" shall mean (i) the assignment to Executive (without Executive's written consent) of any position, duties or responsibilities which Executive, in her reasonable judgment, deems to be materially and substantially less favorable than her positions, duties and responsibilities with Executive immediately prior to such Change of Control; (ii) a change in


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Executive's reporting responsibilities, status, titles or offices as in effect immediately prior to such Change of Control (without Executive's written consent) which Executive, in her reasonable judgment, deems to be materially adverse to Executive; (iii) a reduction in Executive's base salary as in effect at the time of such Change of Control; (iv) a failure to continue to provide incentive compensation plans or other employee benefits or compensation plans, in the aggregate, reasonably comparable to those provided immediately prior to such Change of Control; or (v) a requirement that Executive report to an office more than 25 miles further from Executive's residence at the time of such Change of Control than the office to which Executive was required to report immediately prior to such Change of Control.

        5. Amendment of the Stock Options. The Stock Options are hereby amended as follows:

           (a) Upon the occurrence of an Acquisition Event (as such term is defined below), the dates on which the Stock Options will vest, as set forth in the vesting schedule attached to the Stock Options as Schedule A, shall be accelerated by two years, such that, with respect to any Acquisition Event which occurs after the date of this Amended and Restated Agreement, the installments scheduled to vest in 1999 and 2000 shall be deemed fully vested, the installments scheduled to vest in 2001 shall vest on the same month and day in 1999 (or if such date in 1999 is prior to the date of such Acquisition Event, shall be deemed vested upon the consummation of such Acquisition Event), and the installments scheduled to vest in 2002 shall vest on the same month and day in 2000 (or if such date in 2000 is prior to the date of such Acquisition Event, shall be deemed vested upon the consummation of such Acquisition Event).

           (b) If, in connection with an Acquisition Event, PIA does not survive as a public company or the acquiror does not assume the Stock Options (or issue substitute stock options in exchange therefor), such that the assumed (or substitute) options are exercisable for publicly traded stock and maintains the economic value of the Stock Options, the Stock Options shall automatically vest in full immediately prior to the consummation of such Acquisition Event and Executive shall be given an opportunity to exercise the Stock Options upon such vesting.

           (c) Section 6(c) of the Stock Options is supplemented to provide that, in exercising the Stock Options to purchase a specified number of shares of Common Stock (the "Purchased Shares"), Executive may pay the Option Price for such Purchased Shares (i.e., $5.38, or $5.87 or $4.50 per Purchased Share, as the case may be) by either (i) delivering to PIA shares of Common Stock which Executive has owned for at least six months which have a fair market value on the close of business on the date of delivery equal to the Option Price of the Stock Option being exercised times the number of Purchased Shares or (ii) directing PIA to cancel a portion of one or both of the Stock Options as to such number of shares of Common Stock as shall equal (x) the Option Price of the Stock Option being exercised times the number of Purchased Shares divided by (y) the amount by which the Quoted Price exceeds the Option Price for the number of shares represented by the portion of the Stock Option or Stock Options being canceled (the "Spread"). For example, if Executive desires to purchase 1,000 shares upon the partial exercise of the Stock Option with an Option Price of $5.87 and the Quoted Price is $10.87, Executive can pay the Option Price


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for such 1,000 shares by directing PIA to cancel the Stock Option with an Option
Price of $5.87 (reflecting a Spread of $5.00 per share) with respect to 1,174 shares (i.e., 1,174 = (1,000 x $5.87)/$5.00).

           (d) In the event Executive's employment is terminated without Cause (as such term is defined in Section 4) within two years following a Change of Control (as such term is defined in Section 4) or in the event Executive resigns for Good Reason (as such term is defined in Section 4) within one year following a Change of Control, the Stock Options shall automatically vest and become exercisable in full.

           (e) As used in this Section 5, "Acquisition Event" shall mean (i) any merger or consolidation in which the shares of PIA's capital stock outstanding immediately prior to such transaction represent less than 40% of the outstanding voting power of PIA (or of the surviving company in a consolidation or in a merger in which PIA is not the surviving company) after such transaction, (ii) any merger or consolidation as a result of which a person or entity (or "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) becomes the holder of more than 40% of the outstanding voting power of PIA (or of the surviving company), (iii) any tender offer or other purchase of outstanding shares of capital stock as a result of which a person or entity (or group), other than one of PIA's current major stockholders, acquires more than 40% of the outstanding shares of PIA's Common Stock, (iv) the sale of all or substantially all of the assets of PIA, and (v) a successful proxy contest (led by a party other than PIA's current major stockholders) in which a majority of the Board is replaced.

           (f) If, during the two (2) year period following a Change of Control, PIA shall terminate Executive's employment other than by reason of Disability, Retirement or for Cause (as such terms are defined in Section 4), or if, during the one year period following a Change of Control, Executive shall terminate her employment for Good Reason (as such term is defined in Section 4), then, the termination provisions of the Stock Options notwithstanding, the Stock Options may be exercised at any time during the 12 months following such termination of her employment.

           (g) The foregoing provisions notwithstanding, no amendment to the Stock Options effected hereby shall be effective in connection with a potential transaction which would constitute an Acquisition Event or a Change of Control which PIA (or the acquiror) intends to account for as a pooling-of-interests if such amendment would make it impossible for such transaction to be accounted for as a pooling-of-interests, in which event, such amendment shall have no force and effect and the Stock Options shall be amended only to the extent of the amendments effected hereby, if any, which would not make it impossible for such transaction to be accounted for as a pooling-of-interests.

        6. Effect of this Amended and Restated Agreement. This Amended and Restated Agreement shall replace and supersede the Original Severance Agreement in its entirety and the Original Severance Agreement shall have no further force or effect. Except as expressly amended


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hereby, the Stock Options shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

        7. Binding on Successors. This Agreement shall be binding on and inure to the benefit of any successor to PIA. PIA agrees to require any successor or assign to all or substantially all of its business and/or assets, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PIA would be required to perform it if no such transaction had taken place, except where such assignment occurs as a matter of law (e.g., in the case of a merger or consolidation), in which case no such formal assumption shall be required. Any failure of PIA to obtain such agreement prior to the effectiveness of any such transaction shall be a material breach of this Agreement and shall entitle Executive to terminate her employment for Good Reason, but shall not otherwise affect the rights of PIA or such successor or assign under any such agreement between them, nor invalidate any such agreement. As used in this Agreement, "PIA" shall mean PIA as presently constituted and any successor or assign to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devotees and legatees. If Executive should die while any amounts are still payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate.

        8. Notices. Any notice (which term includes payments and communications of any sort whatsoever) required or permitted to be delivered under this Agreement shall be in writing and shall be delivered to the party to whom addressed in person, or by certified mail, return receipt requested, addressed as follows:

           If to PIA:          PIA Merchandising Services, Inc.
                               19900 MacArthur Boulevard
                               Suite 900
                               Irvine, California  92718

            If to Executive:   At her address as shown on the records of PIA.

Any person whose address is specified herein may change such address by giving notice to the other in the manner herein provided. All notices given in accordance with this Agreement shall, if mailed, be deemed to have been given or delivered two (2) days after the date they are placed in the United States mail, postage prepaid, properly addressed as herein required. If delivered personally or by courier, they shall be deemed given when actually received.

        9. Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.


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        10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        11. Legal Fees and Expenses. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover all legal fees and expenses which it may incur in resolving such dispute.

        12. Counterparts. This Amended and Restated Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement on the day and year first above written.


PIA MERCHANDISING SERVICES, INC.             EXECUTIVE:


By: /s/ Terry R. Peets                       /s/ Cathy L. Wood
    ----------------------------------       -----------------------------------
    Terry R. Peets, Chief Executive          CATHY L. WOOD
    Officer and President



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